Form 51-102F3

Material Change Report

CONTENT OF MATERIAL CHANGE REPORT

Item 1

Name and Address of Company

Nevsun Resources Ltd. (the “Company”)

Suite 800 – 1075 West Georgia Street

Vancouver, BC  V6E 3C9

Item 2

Date of Material Change

October 19, 2005

Item 3

News Release

The press release was issued on October 19, 2005 and was disseminated by CCN Matthews, Canada Stockwatch and Market News.

Item 4

Summary of Material Change

Nevsun Resources Ltd. (“Nevsun”) (NSU: TSX and AMEX) is pleased to announce that it has received a receipt from applicable Canadian Securities Commissions for its final short form prospectus that was filed on October 18, 2005.  As a result of the exercise of an overallotment option by the syndicate of underwriters led by Canaccord Capital Corporation and including Blackmont Capital Inc., Haywood Securities Inc. and TD Securities Inc, the offering now relates to the sale of 17,778,000 Units at a price of $2.25 per Unit to raise gross proceeds of $40,000,500.

Item 5

Full Description of Material Change

See attached news release.

Item 6

Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

Item 7

Omitted Information

No information has been intentionally omitted from this form.

Item 8

Executive Officer

Dr. John A. Clarke

Telephone:  (604) 623-4700

Item 9

Date of Report

October 19, 2005

NEVSUN RESOURCES LTD.
Per: “Maureen Carse”
Maureen D. Carse
Corporate Secretary

N E W S R E L E A S E

     October 19, 2005

NEVSUN ANNOUNCES “BOUGHT DEAL” FINANCING
INCREASED TO CDN$40,000,000

This news release is intended for distribution in Canada only and is not intended for distribution to United States newswire services or dissemination in the United States.

Nevsun Resources Ltd. (“Nevsun”) (NSU: TSX and AMEX) is pleased to announce that it has received a receipt from applicable Canadian Securities Commissions for its final short form prospectus that was filed on October 18, 2005 (see news release of October 6, 2005).  As a result of the exercise of an overallotment option by the syndicate of underwriters led by Canaccord Capital Corporation and including Blackmont Capital Inc., Haywood Securities Inc. and TD Securities Inc, the offering now relates to the sale of 17,778,000 Units at a price of $2.25 per Unit to raise gross proceeds of $40,000,500. Each Unit consists of one common share and one-half of one transferable share purchase warrant of Nevsun, each whole warrant exercisable for three years at an exercise price of $3.00 per share.  The closing date of the Offering is expected to occur on or about October 25, 2005.

The securities being offered have not, nor will they be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent U.S. registration or an applicable exemption from the U.S. registration requirements.  This release does not constitute an offer for sale of securities in the United States.

NEVSUN RESOURCES LTD. “John A. Clarke” Dr. John A. Clarke President & Chief Executive Officer Nsu05-28.doc	For further information, Contact: Judy Baker (604) 623-4704 or 1-888-600-2200 e-mail: nevsuninfo@nevsun.com Website: www.nevsun.com

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